Exhibit 8.3

May 29, 2013

FI CBM Holdings N.V.

Cranes Farm Road

Basildon

Essex SS14 3AD

United Kingdom

Re:	UK Tax Disclosure on Form F-4 of May 29, 2013

Dear Sirs

We have acted as United Kingdom tax counsel to FI CBM Holdings N.V. (the “Company”), a public company with limited liability incorporated under Dutch law, in connection with the registration statement on Form F-4 filed by the Company under the Securities Act of 1933 (the “Act”) for the registration of equity securities of the Company on May 14, 2013 (the “Registration Statement”).

We hereby confirm to you that, insofar as it relates to matters of UK tax law, the discussion set forth in the Registration Statement under the caption “Material U.K. Tax Consequences” is our opinion, subject to the limitations noted therein. In rendering this opinion, we have examined and relied on the information in the Registration Statement as to matters other than matters of UK tax law.

Our opinion is based on UK tax law and HMRC published practice as at the date hereof. We do not undertake to advise you of any changes in such law and practice after the date hereof unless specifically instructed to do so. We express no opinion as to tax laws, regulations or practice in any jurisdiction other than the UK.

FI CBM Holdings N.V.	-2-

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Any issue of interpretation or liability arising hereunder will be governed by English law and be brought exclusively in the courts of England and Wales.

Yours faithfully,

/s/ Sullivan & Cromwell LLP